Exhibit 99.1

Health Net, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except per share, PMPM and ratio data)

	Quarter Ended December 31, 2007		Year Ended December 31, 2007
REVENUES:
Health plan services premiums	$2,916,718		$11,435,314
Government contracts	619,423		2,501,677
Net investment income	31,630		120,176
Administrative services fees and other income	15,482		51,104

Total revenues	3,583,253		14,108,271

EXPENSES:
Health plan services	2,409,332		9,762,896
Government contracts	556,648		2,307,610
General and administrative	317,099	A	1,275,555	A
Selling	90,332		327,827
Depreciation	8,816		30,282
Amortization	4,782		12,700
Interest	7,712		32,497

	3,394,721	A	13,749,367	A
Income from operations before income taxes	188,532	A	358,904	A
Income tax provision	71,605	A	165,207	A

Net income	$116,927	A	$193,697	A

Basic earnings per share	$1.06	A	$1.74	A
Diluted earnings per share	$1.04	A	$1.70	A
Weighted average shares outstanding:
Basic	110,087		111,316
Diluted	112,255		113,829
Pretax margin	5.3%	A	2.5%	A
Health plan services MCR	82.6%		85.4%
Government contracts cost ratio	89.9%		92.2%
G&A expense ratio	10.8%	A	11.1%	A
Selling costs ratio	3.1%		2.9%
Days claims payable	49.9		43.9
Days claims payable—adjusted	54.9		54.1
Effective tax rate	38.0%	A	46.0%	A
Health plan services premiums PMPM	$266.88		$263.54
Health plan services costs PMPM	$220.45		$225.00

A	Amount updated from earnings release issued on February 5, 2008.

Health Net, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except per share, PMPM and ratio data)

Note:
This table presents the company’s consolidated operations for the year ended December 31, 2007 and the charges recorded in the consolidated statement of operations for the year ended December 31, 2007. Management believes that the presentation of certain financial information in the attached press release (such as MCR, health care costs and G&A expenses), excluding the charges that were recorded in 2007, all of which is non-GAAP financial information, is important to investors as it excludes one-time items that are not indicative of our core operating results. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

	As Reported Year Ended December 31, 2007		Impact of Selected Costs Recorded in the Year Ended December 31, 2007	Excluding Impact of Selected Costs Recorded in the Year Ended December 31, 2007
REVENUES:
Health plan services premiums	$11,435,314			$11,435,314
Government contracts	2,501,677			2,501,677
Net investment income	120,176			120,176
Administrative services fees and other income	51,104			51,104

Total revenues	14,108,271			14,108,271

EXPENSES:
Health plan services	9,762,896		$201,449	9,561,447
Government contracts	2,307,610			2,307,610
General and administrative	1,275,555	A	105,308	1,170,247
Selling	327,827			327,827
Depreciation	30,282			30,282
Amortization	12,700			12,700
Interest	32,497			32,497

	13,749,367	A	306,757	13,442,610
Income from operations before income taxes	358,904	A	(306,757)	665,661
Income tax provision (benefit)	165,207	A	(84,321)	249,528

Net income	$193,697	A	$(222,436)	$416,133

Basic earnings per share	$1.74	A	$(2.00)	$3.74
Diluted earnings per share	$1.70	A	$(1.96)	$3.66
Weighted average shares outstanding:
Basic	111,316			111,316
Diluted	113,829			113,829
Pretax margin	2.5%	A	-2.2%	4.7%
Health plan services MCR	85.4%		1.8%	83.6%
Government contracts cost ratio	92.2%		—	92.2%
G&A expense ratio	11.1%	A	0.9%	10.2%
Selling costs ratio	2.9%		—	2.9%
Effective tax rate	46.0%	A	8.5%	37.5%

A	Amount updated from earnings release issued on February 5, 2008.

Health Net, Inc.

Consolidated Balance Sheet

(Amounts in thousands, except ratio data)

	December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$1,007,017
Investments—available for sale	1,557,278
Premiums receivable, net	264,691
Amounts receivable under government contracts	189,976
Incurred but not reported (IBNR) health care costs receivable
under TRICARE North contract	266,767
Other receivables	72,518
Deferred taxes	132,818
Other assets	210,039

Total current assets	3,701,104
Property and equipment, net	178,758
Goodwill, net	751,949
Other intangible assets, net	109,386
Deferred taxes	47,765
Other noncurrent assets	144,093

Total Assets	$4,933,055

Income tax provision
Current Liabilities
Reserves for claims and other settlements	$1,300,432
Health care and other costs payable under government contracts	69,014
IBNR health care costs payable under TRICARE North contract	266,767
Unearned premiums	176,981
Loans payable	35,000
Accounts payable and other liabilities	463,823	A

Total current liabilities	2,312,017	A
Senior notes payable	398,071
Loans payable	112,363
Other noncurrent liabilities	235,022

Total Liabilities	3,057,473	A

Stockholders’ Equity
Common stock and additional paid-in capital	1,151,395
Treasury common stock, at cost	(1,123,750)
Retained earnings	1,849,097	A
Accumulated other comprehensive loss	(1,160)

Total Stockholders’ Equity	1,875,582	A

Total Liabilities and Stockholders’ Equity	$4,933,055

Debt-to-Total Capital Ratio	22.5%

A	Amount updated from earnings release issued on February 5, 2008.

Health Net, Inc.

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Quarter Ended December 31, 2007		Year Ended December 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$116,927	A	$193,697	A
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation	13,598		42,982
Share-based compensation expense	6,457		24,298
Other changes	(3,498)		(7,955)
Changes in assets and liabilities, net of the effects of dispositions/acquisitions:
Premiums receivable and unearned premiums	24,037		(74,184)
Other receivables, deferred taxes and other assets	38,884		45,154
Amounts receivable/payable under government contracts	1,213		26,223
Reserves for claims and other settlements	(12,672)		251,636
Accounts payable and other liabilities	72,021	A	103,631	A

Net cash provided by operating activities	256,967		605,482

CASH FLOWS FROM INVESTING ACTIVITIES:
Income tax provision	242,421		807,649
Maturities of investments	65,606		213,833
Purchases of investments	(397,611)		(1,180,854)
Proceeds from sale of property and equipment	—		96,748
Purchases of property and equipment	(17,342)		(64,850)
Cash paid for acquisition of assets and businesses	—		(80,277)
Purchases and Sales of restricted investments and other	7,127		(22,444)

Net cash used in investing activities	(99,799)		(230,195)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	2,525		72,622
Repurchases of common stock	(27,052)		(232,220)
Excess tax benefits from share-based compensation	487		17,987
Borrowings under financing arrangements	175,000		668,535
Repayment of borrowings under financing arrangements	—		(600,000)

Net cash provided by (used in) financing activities	150,960		(73,076)

Net increase in cash and cash equivalents	308,128		302,211
Cash and cash equivalents, beginning of period	698,889		704,806

Cash and cash equivalents, end of period	$1,007,017		$1,007,017

A	Amount updated from earnings release issued on February 5, 2008.